EdR ANNOUNCES SECOND QUARTER 2016 RESULTS

MEMPHIS, TN, August 1, 2016 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter ended June 30, 2016.

Company Highlights

•
Net income attributable to common stockholders increased $14.7 million to $17.6 million for the second quarter, with net income attributable to common stockholders per diluted share up $0.20 to $0.26 per share;

•
Operating income for the quarter increased 6.1% for the second quarter on a 13.6% increase in revenue and a 15.0% increase in operating expenses. Year to date, operating income was up 30.4% on revenue growth of 14.1% and a 10.3% increase in operating expenses;

•
Same-community NOI increased 2.6% for the quarter, on a 4.2% increase in revenue and a 6.4% increase in operating expenses. Year to date, same-community NOI was up 5.8% on revenue growth of 4.1% and a 1.5% increase in operating expenses. Excluding the $0.8 million additional property tax assessment in the first quarter of 2015, as previously disclosed in our first quarter earnings release, year to date operating expenses and NOI increased 3.4% and 4.5%, respectively, over the prior year;

•
Core funds from operations (“Core FFO”) increased 31.7% for the second quarter with Core FFO per share/unit down $0.02, or 4.9%, from prior year to $0.39. Core FFO declined on a per share/unit basis primarily due to a 39.9% increase in weighted average shares related to deleveraging equity transactions in 2016 and late 2015;

•
Preleasing occupancy for the 2016-2017 lease term is 120 basis points behind last year with the same-community portfolio 95.1% preleased. We currently anticipate opening occupancies to be in a range of 50 bps down to even vs the prior year, with rate growth of approximately 3.4%, resulting in projected rental revenue growth for the 2016-2017 lease term ranging from 3.0 to 3.5%;

•
Began construction on the owned on-campus ONE Plan replacement housing development at Northern Michigan University. The $75.4 million development will be delivered in multiple phases with 800 beds scheduled to be delivered in summer/December 2017 and the remaining 400 beds delivering summer 2018;

•	Began construction on a 723-bed community adjacent to the University of Pittsburgh. EdR will own 80% of the joint venture and manage the $106.1 million community upon opening summer 2018;

•
Initiated plans in July, for the tear-down and redevelopment of our existing, 22-year-old, 336-bed community serving Florida State University. Construction is expected to begin in summer of 2017 on the new 592-bed, $37.5 million project with an expected delivery date of summer 2018;

•
Purchased the remaining 25% interest in The Retreat at Louisville from our development partner for $4.4 million and repaid the related $35.7 million variable rate construction loan bearing interest at approximately 2.5%;

•	Started construction on the previously announced third-party developments at Texas A&M Commerce, Shepherd University and East Stroudsburg University, each for delivery in summer 2017;

•
Announced that, in EdR's markets, 2017 new student housing supply as a percentage of enrollment is expected to exceed enrollment growth by 40 basis points. This excess is consistent with the supply to enrollment gap EdR experienced in its markets over the last four years, which ranged from 30 to 90 bps. During this same four year period EdR's compounded annual growth in same-community revenue was 4.0%;

•
Completed the previously announced disposition of two assets, The Reserve at Athens (University of Georgia) and The Commons at Tallahassee (Florida State University), for combined proceeds of $42.0 million, recognizing a gain on sale of $12.1 million. The communities included a total of 1,344 beds, were an average of 18 years old and an average 1.9 miles from campus;

•
Sold 6.97 million shares under our ATM program at a weighted average net price of $42.51, raising net proceeds of $296.2 million; $238.3 million was raised through June 30, 2016 and $57.9 million was raised in July 2016; and

•	Reaffirmed 2016 guidance, including diluted earnings per share in the range of $0.76 to $0.82 and Core FFO per share/unit in the range of $1.73 to $1.79.

"It has been a great first half of the year for EdR," stated Randy Churchey, EdR's chief executive officer. "Our same-community portfolio is performing well with year to date NOI growth of nearly 6% on strong revenue growth and modest expense growth. We were able to build upon our first quarter announcements by adding two additional off-campus developments, totaling an EdR investment of $122 million, as well as announcing another pending acquisition at a tier-one university. We continue to see ample opportunities for external growth, both on and off campus."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $17.6 million, or $0.26, per diluted share as compared to net income of $2.9 million, or $0.06, per diluted share, for the second quarter of 2015. The $14.7 million increase in net income attributable to common stockholders relates primarily to the following:

•	a $4.7 million increase in total community NOI,

•	a $12.1 million gain on sale of collegiate housing assets recognized in 2016,

•	a $1.8 million decrease in net interest expense and

•	a $0.6 million reduction in development pursuit costs, partially offset by

•	a $1.2 million increase in general and administrative expenses, and

•	a $3.2 million increase in depreciation.

Operating Income

Operating income for the second quarter was $9.5 million as compared to $8.9 million for the second quarter of 2015. The $0.6 million increase relates primarily to the following:

•	a $4.7 million increase in total community NOI and

•	a $0.6 million reduction in development pursuit costs, partially offset by

•	a $1.2 million increase in general and administrative expenses, and

•	a $3.2 million increase in depreciation.

Core Funds From Operations

Core FFO for the quarter was $26.4 million as compared to $20.1 million in the prior year. The $6.3 million increase relates primarily to the following:

•	a $4.7 million increase in total community NOI,

•	a $1.8 million reduction in net interest expense and

•	a $0.6 million reduction in development pursuit costs, partially offset by

•	a $1.2 million increase in general and administrative expenses.

Core FFO per share/unit for the quarter declined $0.02, or 4.9%, to $0.39, primarily due to a 39.9% increase in weighed average shares related to deleveraging equity transactions in 2016 and late 2015.

A reconciliation of funds from operations (“FFO”) and Core FFO to GAAP net income attributable to common stockholders is included with the financial tables accompanying this release.

Same-Community Results

Same community NOI for the second quarter increased 2.6% to $29.8 million on revenue growth of 4.2%, comprised of a 2.6% increase in rental rates, a 0.5% increase in occupancy and a 1.1% increase in other income, partially offset by a 6.4%, or $1.3 million, increase in operating expenses. Operating expense growth was higher than our previously announced annual guidance range but in line with expectations for the quarter. Year to date, NOI is up 5.8% on revenue growth of 4.1% and a 1.5% increase in operating expenses. Excluding the $0.8 million additional property tax assessment in the first quarter of 2015, as previously disclosed in our first quarter earnings release, year to date operating expenses and NOI increased 3.4% and 4.5%, respectively, over the prior year.

2016-2017 Preleasing

The same-community leasing portfolio occupancy is currently 120 basis points behind prior year with 95.1% of the beds preleased for the fall. The 120 basis point shortfall in leasing velocity represents 352 less beds leased. Two of our communities alone, The Reserve at Columbia (a 676-bed community at the University of Missouri) and the Reserve at Stinson (a 612-bed community at the University of Oklahoma), are 363 beds behind prior year and are account for the leasing gap. The Reserve at Columbia is currently 76% preleased compared to 100% a year ago, mainly as a result of a 13% decline in full-time enrollment anticipated by The University of Missouri due to racial strife it experienced in 2015. We remain confident in the long term prospects of this market but the 2016-2017 opening occupancy will be down from prior year and we do not expect to make up as much of the shortfall as we previously anticipated. The Reserve at Stinson, which opened the 2015/2016 lease year 88% occupied, is currently 52% leased, compared to 84% a year ago. We made an adjustment to the rate structure at this community to include utilities, which was not accepted by the market and after readjusting rates the community has struggled to regain leasing momentum.

The remainder of the same-community portfolio (26,249 beds) continues to perform as expected and is currently 96.6% preleased for the fall compared to 96.5% a year ago.

We currently anticipate same-community opening occupancies to be in a range of 50 bps down to even vs the prior year with rate growth of approximately 3.4%, resulting in rental revenue growth for the 2016-2017 lease term ranging from 3.0% to 3.5%.

Our new-community leasing portfolio, which includes 2016 developments and all acquisitions since summer of 2015, is currently 85% preleased for the fall and is expected to meet first year underwritten occupancies by the end of the leasing cycle.

Preleasing occupancy at our managed portfolio is currently 334 bps ahead of prior year with 96.6% of the beds preleased and preleasing occupancy at our unconsolidated joint ventures in the aggregate is 457 basis points ahead of the prior year with 96.7% of beds preleased.

The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Market Supply and Demand

AXIOMetrics recently reported that on a national level new student housing supply in 2017 is anticipated to decline approximately 8% from 2016 levels and that over the next five years annual effective rent growth is expected to average 3.3%, with occupancy remaining relatively stable in the mid 95% range. Based on data from AXIOMetrics and market data from our community managers, in EdR markets, 2017 new student housing supply as a percentage of enrollment is expected to exceed enrollment growth by 40 basis points. This 40 basis point spread is comprised of supply growth representing 2.2% of enrollment as compared to an expected enrollment growth of 1.8%. The 40 basis point excess is consistent with the supply to enrollment gap EdR experienced in its markets over the last four years as follows:

EdR Markets (% of enrollment):	2013	2014	2015	2016		2017
Projected new supply	2.2%	2.2%	2.0%	1.8%		2.2%
Projected enrollment growth	1.3%	1.4%	1.5%	1.5%		1.8%
	0.9%	0.8%	0.5%	0.3%		0.4%

Same-community:
Occupancy increase	3.0%	2.0%	0.4%	(0.3)%	(1)
Rate increase	2.0%	2.0%	3.4%	3.4%	(1)
Total leasing revenue growth	5.0%	4.0%	3.8%	3.1%

(1) Represents current rate guidance and the midpoint of current occupancy guidance.

The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Investment Activity

During the quarter, EdR closed on the previously announced acquisition of the Hub at Madison, a 1,036-bed community pedestrian to the University of Wisconsin. EdR also has three previously announced pending acquisitions, including a community with 311 beds at the University of Arizona and two communities totaling 194 beds serving Colorado State University, that are expected to close in the third quarter of 2016.

Additionally, in July 2016 EdR entered into an agreement to acquire a 700-bed community serving a tier-one university for approximately $80 million. The community is adjacent to campus and currently under development for a fall 2016 opening. Closing is subject to customary conditions, including normal due diligence, and is targeted for October 2016.
On the development front, EdR's 2016 developments at Virginia Tech, the University of Kentucky and the University of Mississippi are on budget and on track for student move-ins later this month. In addition, our 2017 developments at Boise State, Michigan State, Texas State, Oklahoma State and the University of Kentucky continue to proceed as planned and are on pace for their targeted openings.

EdR made significant progress on the recently awarded ONE Plan owned on-campus project at Northern Michigan University. Final agreements have been signed and construction on the $75.4 million, 1,200 bed replacement housing began in July. The development is expected to be delivered in phases with approximately 800 beds being delivered in summer/December of 2017 and the remaining 400 beds being delivered in summer 2018.

At quarter end, EdR began construction on a 723-bed community adjacent to the University of Pittsburgh. EdR will be 80% owner of the joint venture and will manage the $106.1 million community, upon opening in summer 2018. Built on what is currently a parking lot one block south of the Pitt campus, the community will consist of studio, one, two and three-bedroom configurations featuring in-unit washer/dryers, granite countertops and robust internet and Wi-Fi throughout the community. The building will also feature 381 structured parking spaces and 10,000 sq ft of retail space.

In July, EdR initiated plans for the tear-down and redevelopment of Players Club, our 22-year-old community at Florida State University. EdR will maximize the value of the location by replacing the 336-bed community with a new 592-bed community. Construction is expected to begin on the $37.5 million project after the 2016-2017 academic year and final move-out of our residents in June of 2017 for an expected summer 2018 opening.

Additionally, EdR began construction on three previously announced third-party on-campus developments at Texas A&M Commerce, Shepherd University and East Stroudsburg University, each targeting summer 2017 deliveries.

"It is exciting to see our development team continue to capitalize on development opportunities," stated Tom Trubiana, EdR's president. "The two newly announced developments and one additional acquisition will be great additions to our portfolio, providing entry into a new market and improving our presence in current markets. Our team has worked hard to build a reputation as a good partner and it is serving us well in competing for on-campus mandates as well as sourcing off-campus opportunities."

Over the last six to eight months the industry has seen a significant tightening in the construction lending market that EdR thinks bodes well for both its opportunity for off-campus development joint ventures as well as future levels of new supply. This tightening trend, which includes tighter loan to cost limits, 50 to 100 basis point increases in interest rates and higher cash equity requirements, is making construction lending harder to obtain by merchant developers. Although this is not expected to impact the permanent financing markets or our ability to borrow, we do anticipate that the tighter construction lending market may result in lower levels of new supply in coming years as well as an increase in EdR's joint venture opportunities with developers that cannot obtain favorable financing on their own.

Dispositions / Capital Recycling

EdR completed the previously announced dispositions of The Reserve at Athens (University of Georgia) and The Commons at Tallahassee (Florida State University) for total proceeds of $42.0 million, recognizing a gain on sale of $12.1 million in the second quarter. The communities included a total of 1,344 beds, were an average of 18 years old and an average 1.9 miles from campus.

Capital Structure

At June 30, 2016, the Company had cash and cash equivalents totaling $230.4 million and availability on its unsecured revolving credit facility of $500 million. The Company's net debt to gross assets was 12.2%, its net debt to EBITDA - adjusted was 0.6x, and its interest coverage ratio was 6.1x.

EdR raised $238.3 million of net proceeds in the second quarter and $57.9 million in July, selling 6.97 million shares in the aggregate through its ATM program at a weighted average net price of $42.51, completing its active ATM authorization. Today the Company filed a new $300 million ATM program.

At June 30, 2016, the Company had capital commitments of $571 million, which included $417 million remaining to be funded on its $635 million of active 2016, 2017 and 2018 developments along with $154 million to be funded on announced acquisitions that are yet to be closed. The Company estimates, that of its $571 million in remaining capital commitments, $284 million will be funded in 2016, $235 million will be funded in 2017 and $52 will be funded in 2018.

"Even though these capital commitments will be drawn during 2016, 2017 and 2018, due to our current low leverage, we can fund them today with cash on hand of $230 million, July ATM proceeds of $58 million and borrowings under our line of credit, on which we have $500 million of availability, of $283 million, which would result in debt to gross assets of only 27%. What a great financial position," stated Bill Brewer, EdR's chief financial officer.

Earnings Guidance and Outlook

Based on the Company's current estimates and including the newly announced developments and ATM activity, management is reaffirming its 2016 guidance, including diluted earnings per share in the range of $0.76 to $0.82 and Core FFO per share/unit in the range of $1.73 to $1.79. Although Core FFO per share/unit is unchanged, our estimates for full year third-party development fees, interest expense and weighted average shares/units outstanding are being updated as noted below:

•
Third-party development fees are increased by $1.5 million - $2.0 Million to a range of $2.5 - $3.5 million, reflecting the new project starts at Texas A&M Commerce, East Stroudsburg University and Shepherd University.

•
Interest expense, net of capitalized interest and including amortization of deferred financing costs, is reduced by $1.8 million - $2.1 million to a range of $16.9 - $18.2 million, reflecting lower debt balances and interest rates as well as higher capitalized interest from additional assets under development.

•	The full-year weighted average shares/units increased to 69.6 million, reflecting actual shares sold to date and the assumption of no new equity raised for the remainder of 2016.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, August 1, 2016.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, August 1, 2016 through midnight Eastern Time on August 16, 2016.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13638550.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR

EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 79 communities with more than 41,000 beds serving 52 universities in 24 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:

J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

No Offer of Securities

Nothing in this press release shall constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offering of securities will be made only by means of an applicable prospectus.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write downs of depreciable real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to stockholders and unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The Company also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO available to stockholders and unitholders is defined as FFO adjusted to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions, and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third party management fees and expenses, third party development consulting fees and expenses, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as GAAP net income excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets, (5) gain on sale of collegiate housing properties; (6) interest expense and income; (7) amortization of deferred financing costs; (8) income tax expense (benefit); (9) noncontrolling interests: and (10) loss on extinguishment of debt. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Collegiate housing properties, net	$1,898,602	$1,774,796
Assets under development	265,337	117,384
Cash and cash equivalents	230,402	33,742
Restricted cash	8,674	9,784
Other assets	63,457	66,125

Total assets	$2,466,472	$2,001,831

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium and deferred financing costs	$98,369	$204,511
Unsecured revolving credit facility	—	—
Unsecured term loans, net of unamortized deferred financing costs	186,643	186,518
Unsecured senior notes, net of unamortized deferred financing costs	247,808	247,678
Accounts payable and accrued expenses	114,403	85,670
Deferred revenue	11,890	19,024
Total liabilities	659,113	743,401

Commitments and contingencies	—	—

Redeemable noncontrolling interests	11,828	13,560

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 71,760,137 and 56,879,003 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	718	569

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,791,014	1,263,603
Retained earnings (accumulated deficit)	—	(21,998)
Accumulated other comprehensive loss	(9,963)	(5,475)
Total EdR stockholders’ equity	1,781,769	1,236,699
Noncontrolling interests	13,762	8,171
Total equity	1,795,531	1,244,870

Total liabilities and equity	$2,466,472	$2,001,831

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended June 30,
	2016	2015
Revenues:
Collegiate housing leasing revenue	$61,690	$53,734
Third-party development consulting services	467	444
Third-party management services	697	780
Operating expense reimbursements	2,286	2,366
Total revenues	65,140	57,324

Operating expenses:
Collegiate housing leasing operations	26,166	22,868
Development and management services	2,728	2,507
General and administrative	2,921	1,769
Development pursuit, acquisition costs and severance	158	790
Depreciation and amortization	19,099	15,911
Ground lease expense	2,296	2,170
Reimbursable operating expenses	2,286	2,366
Total operating expenses	55,654	48,381

Operating income	9,486	8,943

Nonoperating (income) expenses:
Interest expense	3,635	5,451
Amortization of deferred financing costs	457	491
Interest income	(200)	(67)
Loss on extinguishment of debt	216	—
Total nonoperating expenses	4,108	5,875

Income before equity in earnings (losses) of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	5,378	3,068

Equity in earnings (losses) of unconsolidated entities	107	(202)
Income before income taxes and gain on sale of collegiate housing properties	5,485	2,866
Less: Income tax expense	89	90
Income before gain from sale of collegiate housing properties	5,396	2,776
Gain on sale of collegiate housing properties	12,083	—
Net income	17,479	2,776
Less: Net loss attributable to the noncontrolling interests	(176)	(141)
Net income attributable to EdR	$17,655	$2,917

Other comprehensive income (loss):
Gain (loss) on cash flow hedging derivatives	(1,042)	2,091
Comprehensive income attributable to EdR	$16,613	$5,008

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic	$0.26	$0.06
Net income attributable to EdR common stockholders per share – diluted	$0.26	$0.06

Weighted average share of common stock outstanding – basic	68,025	48,514
Weighted average share of common stock outstanding – diluted	68,293	48,832

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Six months ended June 30,
	2016	2015
Revenues:
Collegiate housing leasing revenue	$131,873	$114,117
Third-party development consulting services	950	1,041
Third-party management services	1,591	1,833
Operating expense reimbursements	4,105	4,462
Total revenues	138,519	121,453

Operating expenses:
Collegiate housing leasing operations	51,055	47,008
Development and management services	5,249	5,209
General and administrative	5,502	4,239
Development pursuit, acquisition costs and severance	686	959
Depreciation and amortization	36,615	31,777
Ground lease expense	5,605	5,018
Reimbursable operating expenses	4,105	4,462
Total operating expenses	108,817	98,672

Operating income	29,702	22,781

Nonoperating (income) expenses:
Interest expense	8,298	11,392
Amortization of deferred financing costs	937	1,007
Interest income	(274)	(105)
Loss on extinguishment of debt	10,136	—
Total nonoperating expenses	19,097	12,294

Income before equity in losses of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	10,605	10,487

Equity in losses of unconsolidated entities	(137)	(396)
Income before income taxes and gain on sale of collegiate housing properties	10,468	10,091
Less: Income tax expense	140	168
Income before gain on sale of collegiate housing properties	10,328	9,923
Gain on sale of collegiate housing properties	23,956	—
Net income	34,284	9,923
Less: Net income (loss) attributable to the noncontrolling interests	(40)	65
Net income attributable to EdR	$34,324	$9,858

Other comprehensive loss:
Loss on cash flow hedging derivatives	(4,488)	(348)
Comprehensive income attributable to EdR	$29,836	$9,510

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic	$0.53	$0.20
Net income attributable to EdR common stockholders per share – diluted	$0.52	$0.20

Weighted average share of common stock outstanding – basic	65,352	48,345
Weighted average share of common stock outstanding – diluted	65,629	48,665

EdR AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Net income attributable to EdR	$17,655	$2,917	$34,324	$9,858

Gain on sale of collegiate housing assets	(12,083)	—	(23,956)	—
Real estate related depreciation and amortization	18,695	15,517	35,808	31,040
Equity portion of real estate depreciation and amortization on equity investees	657	423	1,323	843
Noncontrolling interests	(88)	(90)	117	122
Funds from operations ("FFO") available to stockholders and unitholders	$24,836	$18,767	$47,616	$41,863

FFO adjustments:
Loss on extinguishment of debt	216	—	10,136	—
Acquisition costs	178	90	238	90
Straight-line adjustment for ground leases (1)	1,187	1,200	2,373	2,401
FFO adjustments	1,581	1,290	12,747	2,491

Core funds from operations ("Core FFO") available to stockholders and unitholders	$26,417	$20,057	$60,363	$44,354

FFO per weighted average share/unit (2)	$0.36	$0.38	$0.73	$0.86

Core FFO per weighted average share/unit (2)	$0.39	$0.41	$0.92	$0.91

Weighted average shares/units (2)	68,293	48,832	65,629	48,665

(1)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2016 GUIDANCE - RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Year ending December 31, 2016
	Low End	High End

Net income attributable to EdR	$52,900	$57,100

Gain on sale of collegiate housing assets	(23,956)	(23,956)
Real estate related depreciation and amortization	73,200	73,200
Equity portion of real estate depreciation and amortization on equity investees	2,800	2,800
Noncontrolling interests	250	250
Funds from operations ("FFO") available to stockholders and unitholders	$105,194	$109,394

FFO adjustments:
Loss on extinguishment of debt	10,136	10,136
Acquisition costs	250	250
Straight-line adjustment for ground leases (1)	4,800	4,800
FFO adjustments	15,186	15,186

Core funds from operations ("Core FFO") available to stockholders and unitholders	$120,380	$124,580

Net income attributable to EdR common stockholders per share – diluted	$0.76	$0.82

FFO per weighted average share/unit (2)	$1.51	$1.57

Core FFO per weighted average share/unit (2)	$1.73	$1.79

Weighted average shares/units (2)	69,600	69,600

(1)  This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three and six months ended June 30, 2016 and 2015 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Operating income	$9,486	$8,943	$29,702	$22,781
Less: Third-party development services revenue	467	444	950	1,041
Less: Third-party management services revenue	697	780	1,591	1,833
Plus: Development and management services expenses	2,728	2,507	5,249	5,209
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	3,079	2,559	6,188	5,198
Plus: Ground leases	2,296	2,170	5,605	5,018
Plus: Depreciation and amortization	19,099	15,911	36,615	31,777
NOI	$35,524	$30,866	$80,818	$67,109

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the trailing twelve months ended June 30, 2016 (in thousands):

	Six months ended	Plus: Year Ended	Less: Six Months Ended	Trailing Twelve Months Ended
	June 30, 2016	December 31, 2015	June 30, 2015	June 30, 2016
Net income attributable to common stockholders	$34,324	$19,911	$9,858	$44,377
Straight line adjustment for ground leases	2,373	4,782	2,401	4,754
Acquisition costs	238	293	90	441
Depreciation and amortization	36,615	68,022	31,777	72,860
Gain on sale of collegiate housing properties	(23,956)	(2,770)	—	(26,726)
Interest expense	8,298	24,449	11,392	21,355
Amortization of deferred financing costs	937	2,089	1,007	2,019
Interest income	(274)	(213)	(105)	(382)
Loss on extinguishment of debt	10,136	403	—	10,539
Income tax expense	140	347	168	319
Noncontrolling interest	(40)	171	65	66
Adjusted EBITDA	$68,791	$117,484	$56,653	$129,622
Annualize acquisitions, developments and dispositions (1)	—	—	—	8,638
Pro Forma Adjusted EBITDA	$68,791	$117,484	$56,653	$138,260

(1) Pro forma adjustment to reflect all acquisitions, dispositions and development deliveries as if such transactions had occurred on the first day of the period presented.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of our GAAP total assets to gross assets as of June 30, 2016 and December 31, 2015 (dollars in thousands):

	June 30, 2016	December 31, 2015
Mortgage and construction loans, excluding unamortized premium and deferred financing costs of $947 and $953 as of June 30, 2016 and December 31, 2015, respectively	$99,316	$205,464
Unsecured term loan, excluding unamortized deferred financing costs of $857 and $982 as of June 30, 2016 and December 31, 2015, respectively	187,500	187,500
Unsecured Senior Notes, excluding unamortized deferred financing costs of $2,192 and $2,322 as of June 30, 2016 and December 31, 2015, respectively	250,000	250,000
Total debt, excluding unamortized premium and deferred financing costs	$536,816	$642,964

Total assets	$2,466,472	$2,001,831
Accumulated depreciation(1)	284,681	270,993
Gross assets	$2,751,153	2,272,824

Debt to gross assets	19.5%	28.3%

(1) Represents accumulated depreciation on real estate assets.